Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:

Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 smsi@mkr-group.com

Smith Micro Software Achieves Profitability for Fourth Quarter of Fiscal

Year 2014, Reports Full Year Financial Results

Company Reiterates Fiscal 2015 Guidance

Aliso Viejo, CA, February 24, 2015 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported a return to profitability for the fourth quarter of fiscal 2014. The Company also reported financial results for the full year ended December 31, 2014, and reiterated its fiscal 2015 guidance.

“Revenue for the fourth quarter of 2014 was $10.6 million, coming in at the top end of our previously announced preliminary results, and we were profitable on both a non-GAAP and GAAP basis,” said William W. Smith Jr., President and CEO of Smith Micro Software. “Fourth quarter revenues were up 12 percent sequentially from the third quarter due to growth across all product lines. GAAP operating income was $217,000 for the fourth quarter, and non-GAAP operating income was $797,000, which resulted in a non-GAAP earnings per share of $0.01.”

“We’ve worked hard to enhance our product portfolio, streamline our operations, and turn around our business case, and we are extremely proud to post a profit once again. We will continue to push ourselves to build a balanced, predictable base of business. We are reiterating our previously announced guidance for fiscal 2015 and expect to remain profitable for the entire year,” Mr. Smith concluded.

Fiscal 2015 Guidance:

•	Revenue for the first quarter should be approximately the same as the fourth quarter of fiscal 2014.

Smith Micro Software Fourth Quarter 2014 Financial Results	Page 2 of 7

•	Revenue for fiscal 2015 is expected to be between $45 million and $49 million, which would represent year-over-year growth in the range of 22% to 33%.

•	Company expects to be non-GAAP profitable for the fiscal year 2015.

Fiscal Fourth Quarter 2014 Financial Results:

Smith Micro reported revenues of $10.6 million for the fourth quarter ended December 31, 2014, compared to $11.8 million reported in the fourth quarter of 2013.

Fourth quarter 2014 gross profit on both a GAAP and non-GAAP basis (which excludes stock compensation) was $8.3 million, compared to $9.5 million reported in the fourth quarter of 2013.

GAAP and non-GAAP gross profit as a percentage of revenues was 78.7 percent and 78.8 percent, respectively, for the fourth quarter of 2014, compared to a GAAP and non-GAAP gross profit as a percentage of revenues of 80.0 percent for the fourth quarter of 2013.

GAAP net income for the fourth quarter of 2014 was $205,000, or $0.00 earnings per share, compared to a GAAP net loss of $1.5 million, or $0.04 loss per share, for the fourth quarter of 2013.

Non-GAAP net income (which excludes stock compensation and adjusts for Proforma taxes) for the fourth quarter of 2014 was $492,000, or $0.01 earnings per share, compared to a non-GAAP net loss of $406,000, or $0.01 loss per share, for the fourth quarter of 2013.

Fiscal 2014 Financial Results:

For the fiscal year ended December 31, 2014, the Company reported revenues of $37.0 million, compared to $42.7 million for fiscal year 2013.

Fiscal year 2014 gross profit on both a GAAP and non-GAAP basis (which excludes stock compensation) was $27.7 million, compared to $33.0 million on both a GAAP and non-GAAP basis for the fiscal year 2013.

GAAP and non-GAAP gross profit as a percentage of revenues was 74.8 percent for fiscal year 2014 compared to 77.3 percent for the fiscal year 2013.

GAAP net loss for the fiscal year ended December 31, 2014 was $11.8 million, or $0.29 loss per share, compared to a net loss of $28.0 million, or $0.76 loss per share, for fiscal year 2013. GAAP net loss for fiscal 2014 and 2013 includes restructuring charges to expense of $2.4 million and $5.6 million, respectively.

Smith Micro Software Fourth Quarter 2014 Financial Results	Page 3 of 7

Non-GAAP net loss (which excludes stock compensation and adjusts for Proforma taxes) for the fiscal year ended December 31, 2014 was $4.9 million, or $0.12 loss per share, compared to a non-GAAP net loss of $14.8 million, or $0.40 loss per share, for fiscal year 2013.

Total cash and cash equivalents and short-term investments at December 31, 2014 were $13.0 million.

The Company uses a non-GAAP reconciliation of gross profit, profit (loss) before taxes, net income (loss) and earnings (loss) per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation since stock-based compensation is excluded from the non-GAAP earnings calculation and adjustments are made for Proforma taxes. Since we are in a loss position, the non-GAAP income tax expense (benefit) for the period ended December 31, 2014 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income (loss) on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s fourth quarter and fiscal year 2014 results at 4:30 p.m. ET, February 24, 2015. To access the call, dial (888) 538-3678 and when prompted provide the participant pass code 9633303. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro provides software to simplify and enhance the mobile experience. As the leader in wireless connectivity, our applications ensure the best Quality of Experience for mobile users while optimizing networks for service providers and enterprises. Using our intelligent policy-on-device platform, along with premium voice, video and content monetization services, we create new opportunities to engage consumers and capitalize on the growth of connected devices. For more information, visit smithmicro.com. (NASDAQ: SMSI)

Smith Micro Software Fourth Quarter 2014 Financial Results	Page 4 of 7

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, the risk of being delisted from the NASDAQ Global Select Market if we fail to meet any of the listing requirements, financial prospects and other projections of its performance, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue by capitalizing on these new market opportunities. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the risk that we may need to raise additional capital to fund our operations and such capital may not be available to us at commercially reasonable terms or at all, changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software Fourth Quarter 2014 Financial Results	Page 5 of 7

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) - unaudited

	GAAP	Stock Compensation	Taxes	Non- GAAP
Three Months Ended 12/31/14:
Gross profit	$8,309	$3	$—	$8,312
Profit before provision for income taxes	$214	$580	$—	$794
Net income	$205	$580	($293)	$492
EPS-diluted	$0.00	$0.01	$0.00	$0.01
Three Months Ended 12/31/13:
Gross profit	$9,473	$4	$—	$9,477
Loss before provision for income taxes	($1,498)	$843	$—	($655)
Net loss	($1,502)	$843	$253	($406)
EPS-diluted	($0.04)	$0.02	$0.01	($0.01)
Twelve Months Ended 12/31/14:
Gross profit	$27,662	$13	$—	$27,675
Loss before provision for income taxes	($11,750)	$3,821	$—	($7,929)
Net loss	($11,799)	$3,821	$3,062	($4,916)
EPS-diluted	($0.29)	$0.09	$0.08	($0.12)
Twelve Months Ended 12/31/13:
Gross profit	$32,968	$21	$—	$32,989
Loss before provision for income taxes	($27,800)	$3,889	$—	($23,911)
Net loss	($27,953)	$3,889	$9,238	($14,826)
EPS-diluted	($0.76)	$0.11	$0.25	($0.40)

Smith Micro Software Fourth Quarter 2014 Financial Results	Page 6 of 7

Smith Micro Software, Inc.

Statements of Comprehensive Income (Loss) for the Three Months and Twelve Months Ended December 31, 2014 and 2013

(in thousands, except per share amounts) - unaudited

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues	$10,554	$11,843	$36,979	$42,675
Cost of revenues	2,245	2,370	9,317	9,707

Gross profit	8,309	9,473	27,662	32,968
Operating expenses:
Selling and marketing	2,088	3,020	9,559	15,675
Research and development	3,146	4,114	14,192	21,305
General and administrative	2,858	3,840	13,218	18,216
Restructuring expense	—	—	2,435	5,602

Total operating expenses	8,092	10,974	39,404	60,798

Operating income (loss)	217	(1,501)	(11,742)	(27,830)
Interest and other income (expense), net	(3)	3	(8)	30

Income (loss) before provision for income taxes	214	(1,498)	(11,750)	(27,800)

Provision for income tax expense	9	4	49	153

Net income (loss)	$205	$(1,502)	$(11,799)	$(27,953)

Other comprehensive income, before tax:
Unrealized holding gains on available-for-sale securities	—	3	—	7
Income tax expense related to items of other comprehensive income	—	—	—	—

Other comprehensive income, net of tax	—	3	—	7

Comprehensive income (loss)	$205	$(1,499)	$(11,799)	$(27,946)

Earnings (loss) per share:
Basic and diluted	$0.00	$(0.04)	$(0.29)	$(0.76)
Weighted average shares outstanding:
Basic and diluted	45,053	37,027	40,649	36,982

Smith Micro Software Fourth Quarter 2014 Financial Results	Page 7 of 7

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$10,165	$11,763
Short term investments	2,880	3,078
Accounts receivable, net	8,216	7,563
Income tax receivable	706	699
Inventory, net	97	167
Prepaid and other assets	765	871
Deferred tax asset	—	152

Total current assets	22,829	24,293
Equipment & improvements, net	4,273	7,023
Other assets	214	222
Deferred tax asset	74	—

TOTAL ASSETS	$27,390	$31,538

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,521	$1,632
Accrued liabilities	5,752	7,734
Deferred revenue	1,498	464
Deferred tax liability	74	—

Total current liabilities	8,845	9,830
Long-term liabilities	3,643	3,383
Deferred tax liability	—	154

Total non-current liabilities	3,643	3,537
Stockholders’ Equity:
Common stock	45	37
Additional paid in capital	223,141	214,619
Accumulated comprehensive deficit	(208,284)	(196,485)

Total stockholders’ equity	14,902	18,171

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$27,390	$31,538